Exhibit 99.1
NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

BOB WHITE NAMED EXECUTIVE VICE PRESIDENT AND
PRESIDENT OF MEDTRONIC’S MINIMALLY INVASIVE THERAPIES GROUP;
CHRIS LEE TO ASSUME LEADERSHIP OF MEDTRONIC’S ASIA PACIFIC REGION

Bryan Hanson Leaves Medtronic to Become President and CEO of a Public Company

DUBLIN - December 19, 2017 - Medtronic plc (NYSE: MDT) announced today that Bob White, previously Senior Vice President and President of Medtronic’s Asia Pacific (APAC) Region, has been named Executive Vice President and President of Medtronic’s Minimally Invasive Therapies Group (MITG). In addition, the company announced that Chris Lee, Senior Vice President and President of Medtronic’s Greater China Region, will assume the position of APAC Region President. Lee will remain the Interim President of the Greater China Region until a permanent successor is named in the coming weeks. These leadership changes are effective immediately.

The leadership changes are a result of Bryan Hanson’s departure to become President and CEO of another public, medical technology company, effective today. Hanson was the former Executive Vice President of MITG.

“We are pleased to name Bob White and Chris Lee to these new leadership assignments. Their extensive knowledge and expertise of the Medtronic businesses and regions involved - as well as their demonstrated track records of success - will ensure continuity to our overall business strategies and objectives,” said Omar Ishrak, Chairman and CEO of Medtronic. “Bob is uniquely qualified to take on the MITG role given his prior leadership experience in the former Covidien company and his most recent role as President of our APAC region, where he was responsible for advancing MITG and our three other groups in the region. Chris has strong experience across Asia Pacific, having previously led the operations of several leading pharmaceutical companies in the region. Both Bob and Chris have strong records of delivering results, and I look forward to working with them in their new roles.”

“We thank Bryan for his contributions to Medtronic through the Covidien acquisition, its integration into Medtronic and to its current, solid performance as the Minimally Invasive Therapies Group,” added Ishrak. “We wish him and his family well with his new endeavor.”

Bob White joined Medtronic upon the close of the Covidien acquisition by Medtronic in 2015 as President for the APAC Region, based in Singapore. In this role, White was responsible for the commercial growth of Medtronic’s business in the region, including leadership for Medtronic’s four main product and therapy groups, regional business development efforts, government and partner development strategies, talent development and retention, and the operations of the company’s enabling functions. Under White’s leadership, the region has grown its revenue from $2.1 billion in fiscal year 2015 to $3.4 billion in fiscal year 2017.

White’s previous leadership positions with Covidien included serving as President of the Respiratory and Monitoring business and President of Emerging Markets. Prior to his time at Covidien, White held various leadership positions with General Electric and IBM.

Chris Lee joined Medtronic from Bayer HealthCare in 2012 and has served as the President of the Greater China Region, based in Shanghai, since that time. Medtronic’s Greater China Region includes China, Hong Kong, and Taiwan. Lee is responsible for all Medtronic commercial operations in the region, talent development and retention, and has served as the principal liaison with the Chinese government. Under Lee’s leadership, the region has maintained double digit revenue growth, having grown its revenue from $0.6 billion in fiscal year 2012 to $1.6 billion in fiscal year 2017.

Prior to joining Medtronic, Lee worked for Bayer HealthCare, where he led their Asia Pacific region, based in Singapore, and their Greater China Region, based in Beijing. In previous assignments, Lee led operations for Korea, Vietnam, Japan, Australia and New Zealand and other sub-regions in Asia Pacific for both Bayer and Bristol Meyers Squibb.

About the Medtronic Minimally Invasive Therapies Group
The Minimally Invasive Therapies Group is organized into the Surgical Innovations and the Respiratory, Gastrointestinal & Renal divisions. The Group had revenues of $9.9 billion in fiscal year 2017.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world's largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 84,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic's periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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